UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO
                               EASTERN DIVISION


In re:                                :         Chapter 11
                                      :
                                      :         Jointly Administered
                                      :
LTV STEEL COMPANY, INC.,              :
a New Jersey corporation, et al.,     :
                                      :
                                      :         Case No. 00-43866 Debtors.
                                      :
                                      :         Judge William T. Bodoh

                MOTION OF BETHLEHEM STEEL CORPORATION, ALLIANCE
             COATINGS COMPANY, LLC AND OHIO STEEL SERVICE COMPANY,
           LLC TO LIFT THE AUTOMATIC STAY, OR IN THE ALTERNATIVE, TO
                 COMPEL ASSUMPTION OR REJECTION OF PARTNERSHIP
                   OPERATING AGREEMENTS, AND FOR PAYMENT OF
                             ADMINISTRATIVE CLAIMS

     Bethlehem Steel Corporation, Alliance Coatings Company, LLC, and Ohio Steel Service Company, LLC (collectively, "Bethlehem"), by and through their undersigned counsel, hereby submit this Motion to Lift the Automatic Stay, or in the Altemative to Compel Assumption or Rejection of Partnership Operating Agreements and For Payment of Administrative Claims pursuant to 11 U.S.C. Sections 362(d), 365(a) and (d)(2), and 503, and Bankruptcy Rules 4001, 6006 and 9014 (the "Motion"). In support of the Motion, Bethlehem submits the affidavit of


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James J. Cunningham, Jr., attached hereto as Exhibit 1, and respectfully states as follows:

                               PRELIMINARY STATEMENT

     Bethlehem hereby asks this Court to intervene to save the viability of partnerships that are not debtors before this Court but have been put in imminent jeopardy as a result of the LTV bankruptcy filings. Immediate intervention is necessary in order to save steel industry jobs in central Ohio and prevent a foreclosure of the financing on a new steel processing facility in which both the Debtors' estates and Bethlehem have a significant interest, by lifting the automatic stay to allow Bethlehem to take over the LTV entities' interests so that it may take the steps necessary to preserve the partnerships, or in the alternative, compelling the immediate assumption or rejection of the Debtors' interests.

     Columbus Coatings Company ("CCC" or the "CCC Partnership") is an Ohio general partnership between subsidiaries of Bethlehem Steel Corporation ("BSC") and The LTV Corporation ("LTV Corp."), and Columbus Processing Company LLC ("CPC") is a joint venture of other subsidiaries of BSC and LTV Corp., whose business is closely tied to CCC ("CCC" and "CPC" are individually, a "Partnership" and collectively, the "Partnerships"; the numerous agreements governing these

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entities are collectively referred to as the "Partnership Operating
Agreements" and a list of those agreements is annexed hereto as Exhibit 2).'

     The CCC facility is being converted into a state of the art hot-dip galvanized coating facility (the "Facility") which is in the initial stages of processing Class 1 coated steel that will be saleable to the automotive industry. CPC provides steel slitting, inspection and warehousing services primarily for CCC. Although the LTV entities involved have filed for protection under Chapter 11, the Partnerships are not in bankruptcy.

     BSC, the nation's second largest fully integrated steel company, with over 14,000 employees, manufactures and sells a wide variety of steel mill products and produces and sells coke and iron ore. It is responsible for approximately 7% of total domestic industry shipments, serving primarily the automotive, construction, machinery and service center industries.

                     LTV'S DEFAULTS AND THEIR CONSEQUENCES

     Both LTV Corp. and BSC have to date invested substantial amounts in the Partnerships and have incurred substantial liabilities. The Partnership Operating Agreements create a complex set of interdependent relationships which go far beyond an ordinary joint venture arrangement. These Partnerships are dependent

' Copies of the Partnership Operating Agreements are being separately submitted to the Court subject to a motion to file them under seal, due to the proprietary information and confidentiality restrictions governing those agreements.

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upon the technical expertise and administrative, operational and financial support of their Partners (defined below), and the financing arrangements for CCC are also tied to the identity of the Partners and their performance in supporting the CCC Partnership. The LTV entities' bankruptcy filings and troubled financial condition have already caused them to default on payments due to the CCC Partnership's construction vendors, caused instability with employees and vendors, and in fact have effectuated a dissolution of the Partnerships under state law and the terms of the Partnership Operating Agreements.

     Most significantly, the filings have caused a default under the approximately $130 million construction financing loan incurred to modernize the facility (the "Modernization Loan"). That default:

     o permits the Lender (defined below) to cease making further advances, thereby potentially halting further construction;

     o permits the Lender to require the monthly payment in cash of approximately $900,000 of interest, whereas interest had previously been capitalized and deferred under the terms of the loan; and

     o has started a 90 day clock running from the date of the bankruptcy filings that gives the Lender the right to provide notice and cause the entire loan of approximately $116 million to become due and payable by CCC, its Partners, or each Parent Guarantor.


The default is likely also to preclude exercise of the favorable sale-leaseback conversion provisions that otherwise would be available when the Facility is completed.

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     CCC has received significant tax abatements from the City of Columbus and grants from the State of Ohio to incentivize CCC to create jobs and provide other forms of community support in connection with the modernization of the facility. Retention of these benefits is contingent on maintenance of employment levels at the facility; failure to do so breaches the agreements and can result in the recapture of benefits by the City and/or State.

     As of this date, the modernization process is nearly complete, although additional work must be done to establish to ultimate customers that the coated steel product will meet their rigid standards. The LTV entities provide certain administrative services to CCC, including processing of payment of invoices for construction services and vendor deliveries, payroll and other employee benefit services. The employee benefit plans for CCC employees are provided under the LTV plans. The General Manager of CCC is an employee of LTV and his continued services are thus at risk. The retention of skilled employees is critical to the successful start up of the CCC facility and is jeopardized by the filings.


     The LTV entities have ongoing obligations to fund construction and operating costs and to provide materials for processing under the Tolling Agreements, as described below. Due to the defaults, financing costs may be accelerated. If those obligations are not met in a timely manner, CCC could well fail during its critical start-up phase. In connection with the CCC venture, the Partners are expected to

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utilize the full capacity of the facility by providing steel to the facility for processing. LTV's dire financial condition, lack of long term funding, and the risk it will not continue in the steelmaking business, as highlighted in the press and in LTV's own statements in connection with the bankruptcy filings, enhance the likelihood that it will default on its future, as well as past, obligations.

     Clearly, the LTV entities' defaults have immediate consequences which, unless this Court takes appropriate action, will cause imminent and substantial harm to Bethlehem, to the Partnerships, and consequent harm to the City of Columbus, the State of Ohio, and nearly 100 employees, most of whom are members of the United Steelworkers of America.

                     THE MODERNIZATION LOAN IS COMING DUE

     Under the Modernization Loan, the filing of a Chapter 11 case by LTV Corp., a guarantor of the obligations of CCC, triggered a Default. Such Default ripens into an Event of Default upon the Lender's providing written notice requiring compliance with the Guarantor Remedial Provisions ("GRPs"), and the failure of compliance with the GRPs upon the later to occur of (i) 90 days after the filing of the LTV partner's Chapter 11 case or (ii) five (5) business days after such written notice is provided. Specifically, upon the bankruptcy of a Parent Guarantor, the GRPs, if exercised, require the non-bankrupt Parent Guarantor to pay the entire indebtedness

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if called on to do so by the Lender (defined below), or risk the declaration of an Event of Default and foreclosure of the Partnership's assets.

     Pursuant to the provisions of the Partnership Agreement, as more fully described below, by causing the Default under the Modernization Loan, the LTV Partner becomes a "Derelict Partner" (defined below) and therefore solely responsible for all the consequences thereof. If the LTV entities assume the Partnership Operating Agreements and the Lender does not waive the Default (which Default would not be cured by such assumption), the LTV entities will bear the burden of paying off in full the Modernization Loan (approximately $116 million) plus all damages, losses, expenses, including attorneys' fees, in connection therewith incurred by Bethlehem. If Bethlehem has previously been forced to pay such amounts by the Lender it will have an administrative claim in bankruptcy against LTV for that amount plus all associated damages, losses, expenses and interest.

     Since CCC is not a debtor in a case under the Bankruptcy Code, if Bethlehem does not pay the full loan pursuant to the GRPs, the Lender can enforce its remedies against CCC's assets, which may eliminate the interests of LTV and Bethlehem, and potentially result in the termination of all of CCC's operations. Additionally, completely independent of the GRPs, both Bethlehem and LTV Corp. executed guarantees requiring each of them to pay the full amount of the Modernization Loan. LTV Corp. is protected by section 362 of the Bankruptcy Code, but Bethlehem is

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not. Thus, the Lender could also enforce its remedies against Bethlehem which could cause cross-defaults for Bethlehem on other unrelated financial obligations, thereby further increasing Bethlehem's damage claims against LTV and causing unnecessary harm to third parties.

     Bethlehem believes that under the Partnership operating Agreements described below, as well as applicable state and federal law, the LTV entities' defaults and bankruptcy filings have caused a dissolution of the Partnerships, and triggered rights of termination and buy-out on the part of Bethlehem. The exercise of these rights, as contemplated by the parties when the Partnership Operating Agreements were executed, was designed precisely to permit a non-defaulting Partner to step in and take action to preserve the Partnership from the consequences of the other Partner's defaults, by running the Partnership and buying out the residual interests, if any, of the defaulting partner.

     As set forth below, there is substantial authority that, as a matter of law, the LTV entities do not have the right to assume these agreements, even if they have the financial wherewithal to do so, due to recognized restrictions on assumption of nonassignable personal services contracts such as the Partnership Operating Agreements. Bethlehem does not concede LTV's ability to assume merely by virtue of bringing this motion. The obligations of the Partners under the Partnership Operating Agreements are so personalized and specialized that no entity is entitled to be

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substituted for either partner without the consent of the other. In truth, in this particular case, for all the reasons stated, the debtors-in-possession are not adequate or appropriate substitutes as Partners and should not be allowed as substitutes without Bethlehem's consent. Even if, as a matter of law, LTV is entitled to seek to assume the Partnership Operating Agreements, since LTV's continuation in the business of making steel is in doubt, its ability to assume these contracts with adequate assurance of performance in sufficient time to avoid a "meltdown" of the Partnerships is highly unlikely, whereas the needs of the Partnership and the demands of the Lender require immediate action.

     BSC does not intend to fund more than half the costs of the CCC Partnership in return for only half of the economic benefits, nor was such a result ever contemplated by the parties. Granting the relief requested by Bethlehem - that is, lifting the stay to permit Bethlehem to give any necessary default notices, to take over management duties at the facility, and to buy-out LTV's interests in the manner provided in the relevant agreements, will permit the LTV entities to realize whatever value is available to them under the buy-out provisions of the various agreements. In the alternative, if this Court determines that the LTV entities have the right to assume the Partnership Operating Agreements, and that they are likely to be able to meet the standards of prudent business judgment and adequate assurance of future performance, it should for all the reasons stated, compel the relevant LTV entities to

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promptly assume those contracts. It should further compel the LTV entities to pay their share of all costs associated with maintaining the Partnerships (including remaining construction costs, operating expenses, capital calls and principal, interest and any other amounts under the Modernization Loan), as administrative expenses.

     If, as seems clear to Bethlehem, LTV has no present or foreseeable future capability to perform its obligations to this Partnership, and through delay will greatly increase risks, losses and damages to itself, its Partner, employees, and the governmental entities that have supported it to date, this Court should compel LTV to mitigate those risks by rejecting all the Partnership Operating Agreements. In such event, this Court should specifically permit Bethlehem to exercise its rights under the Partnership Operating Agreements to acquire LTV's interests in the Partnerships, and assert such damage claims against the LTV entities in their bankruptcy proceedings as it may ultimately have.

     Delay in effectuating a determination of the issues raised in this Motion will not only cause substantial damage to the business interests of Bethlehem, its creditors and shareholders, but will injure the business of the Partnerships and their creditors through loss of key employees, loss of vendor confidence, weakening of customer support, and the possible imminent foreclosure on the facility. Such an outcome will only increase the damages, costs and losses to the LTV estates, as

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described, as well as cause injury and loss of jobs to the steel-making community in Ohio.

     On these facts, the balancing of equities and weight to be given to the LTV entities' likely desire for more time versus the dire consequences to the Partnership and to Bethlehem of delay requires this Court to mandate immediate relief as requested by Bethlehem.

                                   THE DEBTORS' CASES


     1. On December 29, 2000 (the "Filing Date"), LTV Corp. and forty-eight of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C.ss.101 et sec .. (the "Bankruptcy Code"). The Debtors' cases have been procedurally consolidated and are jointly administered, and the Debtors continue in the possession of their property and management of their businesses as debtors-in-possession. An official committee of unsecured creditors has been formed.

     2. Simultaneously with their chapter 11 filings, the Debtors have filed a number of first-day motions including an emergency motion for interim authority to use cash collateral pending a final hearing thereon, and a motion authorizing the Debtors to immediately discontinue their business operations and shut down their facilities if they are not able to obtain postpetition financing.

                            JURISDICTION AND VENUE

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     3. This Court has jurisdiction over these chapter 11 cases pursuant to 28
U.S.C.ss.ss.157 and 1334, and venue of these cases in this district is proper under 28 U.S.C.ss.1408. The Court has jurisdiction over this Motion as a core proceeding pursuant to 28 U.S.C.ss.157(b)(1), (b)(2)(A)&(G), and venue of this Motion is proper pursuant to 28 U.S.C.ss.1409(a).

                               BACKGROUND FACTS

     A. COLUMBUS COATINGS COMPANY

     4. On or about July 23, 1999, Alliance Coatings Company, LLC ("Alliance"), a Delaware limited liability company that is a wholly-owned subsidiary of BSC, executed an Amended and Restated Partnership Agreement (as amended from time to time, the "CCC Partnership Agreement") with Dearborn Leasing Company ("Dearborn"), an Illinois corporation that is a wholly-owned subsidiary of LTV Steel Company, Inc. ("LTV Steel"). (Dearborn and LTV Steel are both debtors and debtors-in-possession before this Court). Simultaneously, Alliance had acquired the 50% general partner interest of Dearborn's prior partner, Sumikin Coating Corp., pursuant to a Purchase Agreement dated March 30, 1999, and the parties agreed to rename the Ohio general partnership Columbus Coatings Company (formerly known as L-S II Electro-Galvanizing Company)(the "CCC Partnership"). Alliance and Dearborn are also collectively referred to as the "Partners" or the "CCC Partners," and each as a "Partner" or "CCC Partner."

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     5. In conjunction with the CCC Partnership Agreement, LTV Corp. (the parent of LTV Steel and also a debtor and debtor-in-possession before this Court) and BSC entered into a Conversion Agreement to convert the existing electrogalvanizing line into a hot-dip galvanizing line; an agreement relating to certain employee matters; and Parent Partnership Guarantees (defined below) whereby LTV Corp. and BSC guaranteed to each other and to CCC the performance of their respective affiliates' obligations under the CCC Partnership Agreement. BSC and LTV Steel also executed Tolling Agreements (defined below) for the coating by the CCC Partnership of steel owned by BSC and LTV Steel.

               KEY PROVISIONS OF THE CCC PARTNERSHIP AGREEMENT

     6. The CCC Partnership Agreement, Section 2.01, recites that the rights and liabilities of the parties thereto are governed by the CCC Partnership Agreement itself, the Purchase Agreement, the Conversion Agreement, and except as otherwise provided, the Ohio Uniform Partnership Law. (The CCC Partnership Agreement, the Purchase Agreement, the Conversion Agreement, the Tolling Agreements and the Parent Guaranty Agreements constitute the "CCC Contracts"). Each of Alliance and Dearborn are equal general partners except as may be adjusted pursuant to the CCC Partnership Agreement; and except as provided under Ohio Uniform Partnership Law or otherwise in the CCC Partnership Agreement, the obligations of each Partner to each other and to CCC are several and neither joint nor joint and several. Except

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as otherwise provided in the Conversion Agreement, each partner is responsible for the liabilities and obligations of the CCC Partnership in proportion to its interest in the CCC Partnership. Section 14.02. The CCC Partnership itself, and no partner individually, owns the property of the CCC Partnership.
Section 2.06.

     7. Under the Amendment to Certain Columbus Coating Company Definitive Agreements, executed in connection with the Modernization Loan, Section 12.03(b) of the CCC Partnership Agreement was amended to provide that, while each Partner/Parent Guarantor was responsible to pay that Partner's pro rata share of any debt service obligation of the CCC Partnership, any default to the Partnership or under the Modernization Loan solely attributable to the act of one Partner (a "Derelict Partner"), would cause that Partner/Parent Guarantor to be solely responsible to the other Partner (the "Non-Derelict Partner") to cure the default, pay any amounts due, plus damages, losses, expenses and attorneys' fees of the nonDerelict Partner, before it could recoup the benefit of the non-Derelict Partner's obligation to contribute its share of the Partnership debt. Section 12.03(b)(ii). Failure to make any other payment owed to the CCC Partnership results in the accrual of interest and shifts to the non-paying Partner the sole responsibility for any penalties or damages attributable to the non-payment.

     8. Since LTV Steel and BSC are to be responsible under the Tolling Agreements described below for full utilization of the Facility and are to be charged

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according to usage in addition to their capital obligations, the CCC
Partnership requires compensation for underutilization of the Facility by a Partner, and payment of a calculated amount by the lesser-utilizing Partner to the greater-utilizing Partner as compensation for increased costs caused by the underutilization. CCC Partnership Agreement, Section 8.06. Currently, since the Tolling Agreements are not yet operative, the CCC Partnership is funded by capital calls on the CCC Partners, which share equally the operating and other costs.

     9. During the first 15 years of the CCC Partnership, no Partner can transfer its interests except to an affiliate, and no non-affiliate assignee or transferee can be admitted as a partner, without the prior written consent of the other partner, which may be granted or withheld in that partner's discretion. Section 16.01.

               PARTNERSHIP DEFAULT PROVISIONS AND BUYOUT RIGHTS

     10. A Partner becomes a "Non-Performing Partner" if it fails to make any contributions or perform its material obligations, or the Partner or any affiliate that is a party to partnership documents commences a bankruptcy proceeding. Section 17.01. If a partner becomes a Non-Performing Partner, the Performing Partner may give a notice of dissolution of the Partnership and cause the liquidation thereof, institute proceedings to enforce the obligations of the Non-Performing Partner, and take other delineated actions including removal of the members appointed by the Non-Performing Partner to the Partnership's management committee. Section 17.02.

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The Performing Partner can prevent the use of the Facility by the
Non-Performing Partner. Section 17.03. In addition, the Performing Partner may purchase the NonPerforming Partner's partnership interests in the manner provided in Section 17.05, including the payment or assumption of liabilities of the Non-Performing Partner up to the lesser of the value of its capital account or the fair market value of its partnership interests, and continue the business of the Partnership. Clearly, these provisions are carefully structured to enable the performing partner to protect its interests by removing and replacing a defaulting partner. This remedy is contemplated by the agreements, applicable law, and is the only fair way to resolve a partner default.

                             PARTNERSHIP FINANCING

     11. On or about November 18, 1999, the CCC Partnership Agreement was amended in connection with the execution by the CCC Partnership of the Modernization Loan (specifically, a Loan and Security Agreement dated as of November 18, 1999) with Columbus Steel Facility, L.L.C. ("Lender"), which provided for a construction loan of up to $131,250,000 plus capitalized interest by the Lender to the CCC Partnership to finance conversion of the Facility as described above, and which would convert to permanent financing through a subsequent sale of the Facility to the Lender and a lease-back by the CCC Partnership. The parties expect that a completed Facility should have a fair market value in excess of the

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construction cost, which excess value would be realized by the Partners upon effectuation of the sale-leaseback, but only if the Facility is completed in accordance with the existing start-up schedule and meets customer timing and quality requirements. Thus, failure to complete the Facility on time and in accordance with specifications due to defaults under the Modernization Loan would deprive both Bethlehem and the LTV entities of that value.

     12. The Maturity Date under the Modernization Loan is the earlier of June 30, 2001 or the Completion Date (which is the date of certification by an independent engineer of Final Acceptance under the construction contract for the Facility, and of receipt of all necessary governmental approvals for operation) or, in the event of Force Majeure delays, the earlier of the Completion Date or September 30, 2001. The parties' current contemplation until the intervention of the LTV bankruptcy filings was that the Completion Date would occur prior to or just after the end of the first quarter of 2001.

     13. Financing documents which further secure the Modernization Loan include an Open-End Mortgage, Security Agreement, Collateral Assignment of Agreements and Licenses, Financing Statement and Assignment of Rents and Leases executed by the Partnership, an Environmental Indemnity Agreement between LTV Corporation, Bethlehem Steel and the Lender, a Promissory Note executed by the Partnership, and Guarantees executed by LTV Corp. and BSC. Agreed-upon forms

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of Sale/Leaseback documents relating to the Loan and Security Agreement have also been prepared. The security interest of the Lender extends to all tangible and intangible personal property, fixtures or real property, including machinery, equipment, accounts receivable, contract rights, general intangibles, instruments, policies, leases, licenses, books, records, and the like. Modernization Loan, Section 7.01.

     14. As between the Partners, each CCC Partner is liable for its pro-rata share of debt service, unless, as stated above in paragraph 7, one partner or its guarantor triggers a default under any of the financing documents, in which case the "Derelict Partner" (as defined in the CCC Partnership Agreement) or its guarantor shall be solely liable to the other Partner and the Partnership to cure such default. Amended Section 12.03(b) of the Partnership Agreement. Default interest following an Event of Default under the Modernization Loan accrues at 2% over the otherwise applicable interest rate. Modernization Loan, Section 2.05.

     15. As stated above, the insolvency or commencement of bankruptcy proceedings by a Parent Guarantor potentially triggers an Event of Default if the Lender invokes the Guarantor Remedial Provisions. If the Lender provides notice, an Event of Default occurs unless the non-bankrupt Guarantor pre-pays the debts due under the Modernization Loan in full within the later of 90 days after the bankruptcy filing date or 5 days after the notice. Modernization Loan, Section 8.01.

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                             The Parent Guarantees

     16. There are two separate sets of Parent Guarantees relating to the CCC Partnership and the Modernization Loan. LTV Corp. and BSC have each executed a Parent Guaranty Agreement dated July 23, 1999, as amended (the "Parent Partnership Guarantees") with the Partnership, which provides for the unconditional guaranty of performance and payment by each parent's respective affiliate under the Partnership Agreement, the Purchase Agreement, the Tolling Agreements, the Conversion Agreement and the Modernization Loan (the "Covered Agreements"), including reasonable costs and expenses of the Partnership, the Partners or the Guarantors incurred in enforcing the Covered Agreements. Parent Guaranty, Section 1. Under the Parent Partnership Guarantees, each Guarantor shall be subrogated to the rights of the applicable Partner or Affiliate upon the making of payments or performance with respect to the obligations of such Partner or Affiliate, once all overdue sums under the Covered Agreements are paid. Parent Guaranty, Section 8.

     17. In addition, each of LTV Corp. and BSC has executed a Guaranty Agreement dated as of November 18, 1999 with the Lender, which unconditionally guarantees the payment and performance of all obligations of the CCC Partnership under the Modernization Loan to the Lender (the "Parent Loan Guarantees"). Thus, BSC is obligated to pay the Modernization Loan in full if the GRPs are exercised,

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either to avoid an Event of Default, or pursuant to its Parent Loan Guarantee if an Event of Default occurs.

                              TOLLING AGREEMENTS

     18. LTV Steel and BSC have each executed Hot-Dip Galvanized Steel Tolling Agreements (the "Tolling Agreements") with CCC which will permit them to utilize the CCC Facility to coat steel for delivery to their customers in exchange for payment of tolling fees to CCC. Such rights of usage have not yet commenced other than on a trial basis due to the incomplete status of the construction. The viability of CCC, and the purpose of the investment to date by Bethlehem and the LTV entities, is dependent on the Facility coming on line and being utilized for this purpose.

     B. COLUMBUS PROCESSING COMPANY

     19. CPC, an Ohio limited liability company, is owned by Ohio Steel Service Company, LLC, a subsidiary of BSC, and LTV-Columbus Processing, Inc. (also a debtor and debtor-in-possession in these cases), which is a subsidiary of LTV Steel and LTV Corp. This entity is related to CCC, has the same officers and was established to service the business of CCC.

     20. The rights and obligations of the members of CPC are governed by the Operating Agreement of Columbus Processing Company LLC between LTVColumbus Processing, Inc. and Ohio Steel Services Company, LLC dated as of July

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27, 1999 (the "CPC Operating Agreement"). Prior to April 1, 2001, all costs incurred by CPC are apportioned and chargeable to its members based on their membership interests; on and after April 1, 2001, costs incurred in providing processing services to the members are to be apportioned and charged on the basis of the amount of line time used by the member or its affiliates, or as otherwise approved by the board of CPC. The members are subject to capital calls in amounts needed to satisfy working capital needs and for repair and maintenance of the facility.

     21. The CPC Operating Agreement contains certain prohibitions on the transfer of membership interests in CPC without the consent of the non-transferring member, and also contains certain buyout rights. Sections 17.1, 17.2, 17.3 and 17.6. The commencement of a bankruptcy proceeding by a member causes a dissolution and winding up of the company. Section 18.1.

     C. LTV ENTITIES' DIRE FINANCIAL CONDITION

     22. The LTV entities emerged from Chapter 11 in 1993, after a seven-year bankruptcy proceeding. Notwithstanding their protracted prior reorganization efforts, they remained encumbered by substantial obligations to current and retired employees for life insurance, medical and pension benefits, in addition to debt related to ongoing operations. Since 1993 LTV has incurred substantial additional debt. It is buffeted by domestic and international economic conditions that render it increasingly uncompetitive. Economic downturns in the U.S. economy,

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unanticipated drops in steel prices, and unfair foreign competition are all cited by LTV as the source of the current crisis that has forced it under bankruptcy protection again. See Affidavit of Glenn J. Moran in Support of Chapter 11 Petitions and Requests for First Day Relief, paragraphs 26-35, a copy of which is attached hereto as Exhibit 3.

     23. LTV states that it has tried to deal with this crisis by identifying noncore assets and joint venture interests that could be sold to raise cash, and has negotiated with its primary pre-bankruptcy lenders to try to raise additional financing. LTV is clear - absent such additional financing, it does not have the liquidity to operate, and has no alternative but to shutdown its businesses. Moran Affidavit, paragraphs 36-41. However, taking a risky tack, LTV has filed for Chapter 11 protection without a post-petition financing agreement with its lenders. Its only apparent access to such financing is through a legal attack on the "true sale" provisions of its pre-petition inventory and receivables securitization agreements, which attack necessitates a court determination that LTV may disregard the carefully structured, bankruptcy-remote entities that were the basis for the pre-petition financing to LTV and utilize those entities' assets as its own in order to fund its operations and reorganization effort. So far, this attack has resulted in a 30-day use of cash collateral, which is far from adequate to sustain the faith of LTV's joint venture partners, much less the marketplace in which these joint ventures operate.

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     24. Bethlehem believes that reliance on this legal attack to obtain financing dramatically increases the risk that LTV will never be able to perform its obligations to the Partnerships or the Lender.

     25. In addition, LTV has filed, with its petitions, a motion to establish procedures for an orderly shutdown of its businesses. See Motion for Shutdown, attached hereto as Exhibit 4. Again, a very strong message is being sent that LTV's ability to operate its businesses is extremely tenuous.

     26. The reality is that both as a matter of law and practical economics, LTV has virtually no ability to assume, and certainly cannot assume and assign, the CCC Partnership Agreement and the CPC Agreements. As previously mentioned, the 90-day clock under the GRPs is running which could well cause the entire financing debt to come due, there is the potential for an immediate demand for interest payments and a cut-off of further funding which will result in injury to the CCC Partnership and its Partners, Bethlehem and the LTV entities, unless Bethlehem is given immediate relief to exercise its rights under the Partnership Agreements. The value of LTV' s interest in the Partnership is rapidly deteriorating because of defaults caused by the bankruptcy filings and its own financial insolvency. It is in the best interests of all parties to lift the automatic stay to permit Bethlehem to exercise its rights to buy out LTV's interests, or alternatively to require an immediate determination by LTV whether to assume or reject.

                                LEGAL ARGUMENT

I. THE COURT SHOULD GRANT RELIEF FROM THE AUTOMATIC STAY TO PERMIT BETHLEHEM TO EXERCISE ITS BUYOUT RIGHTS AND OTHER RIGHTS UNDER THE PARTNERSHIP OPERATING AGREEMENTS

     27. Section 362(a) of the Bankruptcy Code provides that the filing of a petition generally operates as a stay of any acts, including commencement or continuation of litigation, against the Debtors or property of the estate. In the partnership context, the automatic stay normally protects a debtor-partner's economic rights to participate in profits, losses, distributions and proceeds and its right to participate in management of the partnership, but does not protect partnership property as to which the debtor has only a tenancy in partnership. In re Cardinal Indus., Inc., 116 B.R. 964, 970-71 (Bankr. S.D. Ohio 1990). Section 362(d) provides in relevant part:

     On request of a party in interest and after notice and a hearing, the court shall grant relief from the stay provided under subsection (a) of this section, such as by terminating, annulling, modifying, or conditioning such stay-
          (1) for cause, including the lack of adequate protection of an interest in property of such party in interest; [or]
          (2) with respect to a stay of an act against property under subsection (a) of this section, if-

               (A) the debtor does not have an equity in such property;

     and

               (B) such property is not necessary to an effective reorganization[.]

     28. Bethlehem seeks relief from the stay to permit it to give required default notices, replace LTV's role in management, and exercise its buyout rights under section 17.05 of the CCC Partnership Agreement.2 Bethlehem submits that under the circumstances, "cause" exists to grant such relief in that (i) the CCC Partnership Agreement can neither be assumed nor assigned by the Debtors as a matter of law, (ii) the CCC Partnership is dissolved under the CCC Partnership Agreement and applicable state law, and (iii) the interests of Bethlehem in the CCC Partnership and its property are in imminent jeopardy of irreparable harm as a result of LTV's bankruptcy.

     A. THE CCC PARTNERSHIP AGREEMENT MAY NOT BE ASSUMED OR ASSIGNED BY THE DEBTORS.

               (i) Applicable Law Prevents Assumption or Assingment
                   ------------------------------------------------

     29. Under the emerging majority view of Federal Circuits on the assumability of partnership agreements that are non-assignable, Bethlehem believes LTV cannot assume the Partnership Agreements'. Generally, section 365 of the Bankruptcy Code provides three options with respect to an executory contract.4

2    Section 17.05 permits the Performing Partner to buy out the interest of the
Non-Performing Partner if a default is not cured within 30 business days' written notice of default. Dearborn and LTV Corp.'s bankruptcy filings, and their failure to pay certain amounts owed to CCC, render Dearborn a Non-Performing Partner.

3    Under this view, with respect to personal service contracts including partnership agreements, section 365(c)(1) establishes a "hypothetical test, i&, under the applicable law, could [the nondebtor] refuse performance from 'an entity other than the debtor or the debtor in possession"' regardless of whether the Debtor actually intends to assign the contract, In re West Elecs.. Inc., 852 F.2d 79, 83 (3d Cir. 1988)); accord Catapult Entertainment. 165 F.3d at 749-50; James Cable, 27 F.3d at 537; In re Access Beyond Techs.. Inc., 237 B.R. 32, 48 (Bankr. D. Del. 1999), which in effect provides that even assumption by the debtor-in-possession or the reorganized debtor without the counterparty's consent constitutes a prohibited assignment enforceable under state and federal law.

First, a debtor may assume a contract, cure any defaults thereunder, and show an ability to continue to perform. Second, a debtor may assume a contract and assign it to a third party, but in order to assign an executory contract, the debtor must first assume it, cure defaults, and there must be adequate assurance of future performance by the assignee. ss. 365(f)(2)(A) &(B). Third, a debtor may reject a contract, which is deemed a breach of the contract occurring immediately before the filing of the petition. ss. 365(g)(1).

     30. However, the CCC Partnership Agreement,5 the CPC Operating Agreement6 and applicable state laws prohibit assignment of these agreements

_______________________________________________________________________________
     Other courts have looked to whether the debtor actuall intends to assign the contract, see Institut Pasteur v. Cambridge Biotech Corp., 104 F.3d 489, 493 (1st Cir.), cent. denied, 521 U.S. 1120 (1997), and permit assumption notwithstanding the statutory bar on assignment unless assumption or assignment would create "a material change in the identity of the person rendering performance under the contract, the identity of that person is an essential element of that contract, and the contract is nonassumable under applicable nonbankruptcy law." See Cardinal, 116 B.R. at 982. Thus, the Cardinal court held that the chapter 11 trustee of a debtor-general partner could assume a partnership agreement nonassignable under state law "so long as its performance is going to be the same as if no petition had been filed." Id. at 979; accord Weaver v. Niznv (In re Niznyh 175 B.R. 934, 937 (Bankr. S.D. Ohio 1994). For the reasons set forth herein, LTV is manifestly incapable of rendering the performance required of it under the Partnership Operating Agreements in the same manner as if no bankruptcy had been filed. Moreover, regardless of the test employed, it is beyond dispute that the Debtors can not use bankruptcy to override nonconsensual assignment restrictions in state partnership law in order to assi n the Partnership Operating Agreements to a third party. See, e, Cardinal, 116 B.R. at 982 (permitting assumption of partnership agreement by debtor-general partner's trustee, but noting that "[t]he analysis would be different if an actual assignment to a separate third party were proposed or contemplated").

4    The CCC Partnership Agreement is undoubtedly an executory contract, in light of the material obligations remaining on both sides, including the obligation of continued association. See Phar-Mor, Inc. v. Strouss Building Assocs., 204 B.R. 948, 952-56 & nn. 5&6 (N.D. Ohio 1997)(setting forth
"functional approach" to executoriness, and noting "near unanimity" among courts that partnership agreements are executory contracts).

5    See CCC Partnership Agreement, ss. 16.01.

absent the consent of the other partner to the assignee (or in the case of CPC, subject to the non-assigning partner's right of first refusal). While 11 U.S.C.ss.365(f)(1) generally permits assignment of contracts notwithstanding anti-assignment clauses,8 section 365(c) provides an exception:,

     The trustee may not assume or assign an executory contract or unexpired lease of the debtor, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties, if-
          (1)(A) applicable law excuses a party, other than the debtor, to such contract or lease from accepting performance from or rendering performance to an entity other than the debtor or the debtor in possession, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties; and
          (B) such party does not consent to such assumption or assignment. (emphasis added).

     31. "Applicable law" in section 365(c)(1) refers to applicable nonbankruptcy law. Metropolitan Airports Comm'n v. Northwest Airlines (In re Midway Airlines), 6 F.3d 492, 494 n.2 (7th Cir. 1993); In re Pioneer Ford Sales. Inc.. 729 F.2d 27, 28 (lst Cir. 1984). Although the two sections use "applicable law" in an

_______________________________________________________________________________

6    See CPC Operating Agreement, Article 17.

7    See Ohio Rev. Codess.1775.26; In re Zvndorf, 80 B.R. 876, 877-78 (Bankr.
N.D. Ohio 1987).

8    Section 365(f)(1) provides, in relevant part, "[e]xcept as provided in subsection (c) of this section, notwithstanding a provision in an executory contract or unexpired lease of the debtor, or in applicable law, that prohibits, restricts or conditions the assignment of such contract or lease, the trustee may assign such contract or lease under paragraph (2) of this subsection." This provision is designed to prevent anti-alienation or other clauses in executory contracts or unexpired leases from defeating the trustee's efforts to maximize the value of the debtor's assets in the bankruptcy case. In re Headquarters Dodge. Inc.. 13 F.3d 674, 682 (3d Cir.
1994). The provision likewise overrides such provisions in "applicable law." It is not limited to pure prohibitions on assignment, but applies to any provision or applicable law that restricts or conditions assignment as well.

     apparently contradictory way (section 365(f)(1) permits the assignment free of restrictions in "applicable law," but section 365(c)(1) gives effect to some restrictions), most courts have concluded that the phrase has different meanings in the two subsections-"applicable law" in section 365(f) refers to general restrictions on assignment, while its use in section 365(c)(1) refers to state law that would excuse nondebtor parties from accepting performance from or rendering performance to anyone other than the original counterparty. See, e.g_, In re Catapult Entertainment. Inc., 165 F.3d 747, 752 (9th Cir.), cert. dismissed, 528 U.S. 924 (1999); James Cable Partners, L.P. v. City of Jamestown Tenn (In re James Cable Partners, L.P.), 27 F.3d 534, 538 (11th Cir. 1994); Reiser v. Dayton Country Club Co. (In re Magness), 972 F.2d 689, 695-96 (6th Cir. 1992); In re Schick, 235 B.R. 318,
323 (Bankr. S.D.N.Y. 1999); but see Pioneer Ford, 729 F.2d at 29 (section 365(c)(1) refers to state laws prohibiting assignment whether or not the contract is silent, while 365(f) refers to state laws that enforce contract provisions prohibiting assignment).

     32. While Section 365(c)(1) clearly applies to so-called "traditional personal service contracts," e.g., contracts to perform artistically, see Midway Airlines, 6 F.3d at 495; In re Rooster, Inc., 100 B.R. 228, 233 (Bankr. E.D.
Pa. 1989), it also applies more broadly to "contracts that are not assignable under nonbankruptcy law," Pioneer Ford, 729 F.2d at 29; see also James Cable,
27 F.3d at 538 n.9; West Elecs., 852 F.2d at 83; In re Braniff Airways Inc.,
700 F.2d 935, 943 (5th Cir. 1983).

     33. Thus, in addition to the traditional personal service contracts referred to above, cases analyzing section 365(c)(1) have found partnership agreements to be non-assignable under applicable state law. See, L.g., In re Schick, 235 B.R. 318 (Bankr. S.D.N.Y. 1999)(limited partner's membership interest not assignable over objection of partners under state partnership law); Breeden v. Catron (In re Catron), 158 B.R. 624, 627-28 (Bankr. E.D. Va.), affd, 158 B.R 629 (E.D. Va. 1992), and affd, 25 F.3d 1038 (4th Cir.
1994) (unpublished opinion) (debtor general partner could not assume non-assignable partnership agreement). In the partnership context, the principle of delectus personarum (the right to choose one's associates in a partnership) incorporated into the Revised Uniform Partnership Act and Revised Uniform Limited Partnership Act, precludes assignment of the right to be admitted as partner over the objection of the other partners. See In re Schick, 235 B.R. at 324; In re Priestley, 93 B.R. 253 (Bankr. D.N.M. 1988); In re Sunset Developers, 69 B.R. 710, 713 (Bankr. D. Idaho 1987) (partnership is a fiduciary relationship of trust and confidence between the partners); In re Harms, 10 B.R. 817, 821 (Bankr. D. Colo. 1981).

     34. The principle of delectus personarum is incorporated into Ohio Rev. Codess.1775.26, which prevents an assignee of a general partner's interest from taking part in the management of the partnership without the consent of the other partners. This is precisely the sort of "applicable law" that bars assumption or assignment under section 365(c). See Catapult Entertainment, 165 F.3d at 752 ("[I]n determining whether an 'applicable law' stands or falls under ss. 365(f)(1), a court must ask why the 'applicable law' prohibits assignment. Only if the law prohibits assignment on the rationale that the identity of the contracting party is material to the agreement will subsection (c)(1) rescue it.") (citing Magness, 972 F.2d at 700 (Guy, J. Concurring)); see also Catron, 158 B.R. at 628.

     35. Prior to its chapter 11 filing, LTV's role as partner was integral to the CCC Partnership. Because of its long-term management of the Facility, the integrated provision of employee services and employee benefits by LTV, and other factors, the LTV entities' interest in the CCC Partnership is not readily assignable absent the consent of Alliance, and Alliance does not consent to any assignment. LTV's own apparent inability to properly service its short and long-term obligations under the CCC Partnership Agreement makes it improper for LTV to assume.

     (ii) The Debtors Are Incapable of Curing Defaults and Providing Adequate Assurance of Future Performance; Thus, Assumption Would Not Be a Proper Exercise of the Debtors' Business Judgment

     36. Even if the Debtors were capable of assuming the Partnership Operating Agreements as a matter of law, at the time of assumption, if the debtor is in default on the contract (other than ipso facto default, see 11 U.S.C.ss.365(b)(2)), it must (1) cure any defaults or provide adequate assurance that they will be promptly cured, (2) compensate, or provide adequate assurance it will promptly compensate, the non-debtor party for "any actual pecuniary loss" resulting from the default, and (3) provide adequate assurance of future performance under the contract. Section 365(b)(1).

     37. In light of the LTV entities' financial state, it is not clear that they will ever be in a position to meet these requirements, and thus assumption would not be a prudent exercise of their business judgment. There is a strong possibility that the Debtors will liquidate their integrated steel production business, evidenced by their filing of a motion to close all steel and metal fabrication facilities if no financing can be obtained. If the Debtors prove unable to obtain postpetition financing and continue their integrated steel business, assumption of these agreements (assuming without conceding that they are capable of being assumed) will not benefit these estates, as they will have no role in LTV's ongoing business, if any. Assumption would require prompt cure of all defaults with no corresponding benefit to the estates. In fact, in order for there to be anything meaningful to assume, the LTV entities must be prepared to advance their share of all operating expenses, including the general contractor's fees, future capital calls and other operating costs, and most importantly, their share of any amounts due to the Lender under the Modernization Loan, which could equal the entire indebtedness outstanding due to the default caused by the bankruptcy filings, in order to preserve for all parties the benefit of their bargain.

     38. The Debtors' inability to assume or assign the CCC Partnership Agreement is in itself cause to grant Bethlehem relief from the stay to pursue its buyout rights. E~, Priestley, 93 B.R. at 261-62 (following deemed rejection of partnership agreements, granting relief from stay to permit limited partners to remove debtor as general partner, appoint receiver, and dissolve and wind up the partnership); In re Future Growth Enters., Inc., 61 B.R. 469, 472 (Bankr. E.D. Pa. 1986) (stay lifted upon denial of lease assumption motion); Government Nat'l Mortgage Corp. v. Adana Mortgage Bankers, Inc. (In re Adana Mortgage Bankers, Inc.), 12 B.R. 977, 987-88 (Bankr. N.D. Ga. 1980) (stay relief granted where debtor could not assume financial accommodation contract). This is especially so where the Partnerships are in dissolution, and must wind up their affairs unless Bethlehem is permitted to exercise its buyout rights and continue the business of the Partnerships.

     B. CCC AND CPC ARE IN DISSOLUTION.


     39. The CCC Partnership Agreement (sections 17.01, 18.01), the CPC Operating Agreement (section 18.1(d)), and applicable nonbankruptcy law (Ohio Rev. Codess.1775.30) provide that the Partnerships dissolve upon the bankruptcy filing of a general partner or member. See also In re Doddy, 164 B.R. 276, 278 (Bankr. S.D. Ohio 1994). Both Dearborn's and LTV-Columbus Processing's bankruptcy filings and other defaults, discussed above, render them "NonPerforming Partners" and trigger Bethlehem's buyout rights.

     40. These dissolution and buyout provisions are enforceable because of the personal nature of the CCC Partnership which effectively prevents the assumption or assignment of LTV's rights. While 11 U.S.C.ss.365(e)(1) generally invalidates socalled "ipso facto" provisions in a contract or arising under nonbankruptcy law-i.e., provisions that terminate or modify an executory contract or a debtor's rights thereunder solely based on the debtor's bankruptcy filing-section 365(e)(2)(A) provides an exception to the foregoing rule.9 An "ipso facto" provision in an executory contract or applicable law will be given effect, and the agreement and rights and obligations thereunder may be terminated or modified, if-

     (i) applicable law excuses a party, other than the debtor, to such contract or lease from accepting performance from or rendering performance to the trustee or to an assignee of such contract or lease, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties; and

     (ii) such party does not consent to such assumption or assignment[.] 11 U.S.C.ss.365(e)(2)(A).

     41. This language largely tracks section 365(c)(1), and here it yields the same result--contractual and state law restrictions are enforceable. As the Partnership Agreements are non-assumable contracts involving fiduciary relationships of personal trust and confidence, they can be terminated based solely

_______________________________________________________________________________

9    It should be noted that Dearborn's Non-Performing Partner status is not based solely on its bankruptcy filing; Bethlehem believes LTV has also defaulted on pre-petition payment obligations under the CCC Partnership Agreements.

upon the debtor-partner's bankruptcy filing, as well as other non-curable defaults. See, e.g. Phillips v. First City, Texas-Tyler, N.A., 966 F.2d 926, 931-32, 934-35 (5th Cir. 1992); Catron, 158 B.R. at 628-29; Sunset Developers,
69 B.R. at 712-13; cf. Cardinal, 116 B.R. at 982 (suggesting that whether section 365(e)(2)(A) applies depends on whether the contract is assumable or assignable under section 365(c), but concluding that the partnership agreement at issue was assumable by the trustee). Other cases to the contrary have been criticized for not mentioning section 365(e)(2)(A) in their analysis, see Phillips, 966 F.2d at 935 n.l 1 (criticizing In re Rittenhouse Carpet,*Inc., 56 B.R. 131 (Bankr. E.D. Pa. 1985), In re Fidelity Am. Mortgage Co., 10 B.R. 781 (Bankr. E.D. Pa. 1981) and In re Corky Foods Corgi, 85 B.R. 903 (Bankr. S.D. Fla. 1988), or for misunderstanding public policy and legislative intent. See Phillips, 966 F.2d at 931 (criticizing In re Safren, 65 B.R. 566 (Bankr. C.D. Cal. 1986)).

     42. As the Partnerships are in dissolution, they must either be wound up and terminated, which will likely result in a distress liquidation leaving both Partners with substantial liabilities, or Bethlehem should be granted relief from the stay to exercise its buyout rights and continue the business of the Partnerships.

     C. IN ANY EVENT, CAUSE EXISTS TO LIFT THE STAY IN THAT BETHLEHEM'S INTERESTS ARE NOT ADEQUATELY PROTECTED.

     43. In Catron, the bankruptcy court granted stay relief to permit partners in a general partnership with the debtor to exercise similar buyout remedies. Initially, the court rejected the argument that the buyout provision was an invalid ipso facto clause under section 365(e)(1), noting that the very factor that made the partnership agreement nonassumable under section 365(c)-state law prohibitions on nonconsensual assignment rooted in the "personal services" nature of the partnership relationship-likewise made the buyout provision enforceable in bankruptcy pursuant to section 365(e)(2)(A). Catron, 158 B.R. at 627-29. Turning to the merits of the lift stay motion, the court noted that the debtor had missed two capital calls, that there was no likelihood he would meet future capital calls, and that the viability of the partnership depended upon the continued financial support of the debtor as a 50% equity holder, without which the other partners would be required to increase their own capital contributions far in excess of what they initially agreed to contribute. Id. at 629. In conclusion, the court stated that by shifting his share of contribution in effect onto his partners, the debtor has improved his position at their expense. Unless the court lifts the stay to permit the remaining partners to exercise their option to purchase the debtor's share, the debtor will benefit from preservation of a contract which he would otherwise be unable to preserve. The mantle of bankruptcy should not be used to cloak the debtor so completely as to shelter those interests which the debtor has no legal right to retain. Id. 44. Similarly here, the Debtors lack the legal ability as well as the financial wherewithal to assume or assign the Partnership Agreements, and absent relief from the stay, the Debtors effectively shift all of their financial obligations onto

Bethlehem to preserve the Partnerships and their assets for the benefit of both Partners. It is not the contemplation of the Partnership Agreements, the intent of the parties, nor is it equitable to allow such a result. The conclusion from the law as well as the equities is overwhelming that such a result is impermissible.

     45. An immediate lifting of the stay so that Bethlehem may give notices of default, replace the services now provided by LTV, and purchase LTV's interests in CCC and CPC so that it is economically feasible for Bethlehem to continue funding the Partnerships is not only in Bethlehem's best interest but in the Debtors', CCC's and CPC's as well. For the legal and economic reasons set forth herein and in theaffidavit of James J. Cunningham, Jr. annexed hereto as Exhibit 1, LTV and its affiliates are no longer a viable partner in CCC. If the stay is not lifted, then it is unlikely that Bethlehem would be successful in preventing the occurrence of an Event of Default, in which case LTV risks losing its entire investment in CCC. LTV's best chance for realizing on its investment in CCC is to allow Bethlehem to proceed as requested.

II. In the Alternative, The Court Should Direct the Debtors to Promptly Assume or Reject the Partnership Operating Agreements

     46. Should this Court determine that the Partnership Operating Agreements 10 are capable of being assumed by the Debtors,l I 11 U.S.C.

_______________________________________________________________________________
10   These related contracts include the CCC Contracts and the CPC Contracts.
It is assumed, for purposes of this discussion and without so conceding, that such agreements are executory

     Section 365(d)(2) provides that prior to confirmation of a chapter 11 plan, the Court, on request of any party to an executory contract, may order the debtor to determine within a specified period of time whether to assume or reject such executory contract. The Court must determine what constitutes a reasonable period of time for a debtor, under the facts and circumstances of the case, to determine whether to assume or reject an executory contract. In re Whitcomb & Keller Mortgage Co., Inc., 715 F.2d 375, 378 (7th Cir. 1983); Theatre Holding Corp. v. Mauro, 681 F.2d 102, 105 (2d Cir. 1982); In re Holly's, Inc., 140 B.R. 643, 682 (Bankr. W.D. Mich. 1992); In re N-Ren Corn., 69 BR 85, 87 (Bankr. S.D. Ohio 1987). In determining reasonable time, courts look to the nature of the interests at stake, balance of harm to the litigants, the good to be achieved, and the safeguards afforded those litigants. Mayer Pollock Steel Corp. v. London Salvage & Trading Corp. (In re Mayer Pollock Steel Com.), 157 B.R. 952, 965 (Bankr. E.D. Pa. 1993); see In re Dunes Casino Hotel, 63 B.R. 939, 949 (D.N.J. 1986).

     47. Here, any delay in determining LTV's intentions with respect to the Partnerships jeopardizes Bethlehem, the Partnerships, and LTV's own interests. As noted, the CCC Partnership risks imminent default under the Modernization Loan

_______________________________________________________________________________
contracts of the Debtors that may be assumed in bankruptcy.

11   Nothing in this motion is intended to be a waiver or release of any rights and remedies of Bethlehem with respect to the various agreements discussed herein, including, without limitation, the right to assert that such agreements are not assumable under 11 U.S.C.ss.365(c), and all such rights and remedies are hereby expressly reserved in their entirety.

which would result in the entire outstanding indebtedness becoming due, the forfeiture of valuable rights (including the sale-leaseback option) and possible foreclosure unless the Partners/Parent Guarantors repay within 90 days or less over $116 million outstanding thereunder. While the LTV entities enjoy the protections of the automatic stay, this protection does not extend to the Lender's exercise of remedies under its Modernization Loan with respect to the non-debtor CCC Partnership or the non-debtor partner or guarantor.

     48. Thus, the current state of affairs harms the LTV estates in the likely event that the Lender exercises its remedies against the CCC Partnership or its property, or against Bethlehem, as it will cause a substantial increase in the liabilities owed by the LTV entities should they ever wish to cure in order to preserve their interests in the CCC Partnership. If the LTV entities assume the Partnership Operating Agreements and the Lender does not waive the Default (which Default would not be cured by such assumption), the LTV entities will bear the burden of paying off in full the Modernization Loan (currently in excess of $116 million) plus all damages, losses, expenses, including attorneys' fees, in connection therewith incurred by Bethlehem. If Bethlehem has previously been forced to pay such amounts by the Lender it will have an administrative claim in bankruptcy against LTV for that amount plus all associated damages, losses, expenses and interest. The current state of affairs significantly harms Bethlehem as well, since

Bethlehem is exposed to liabilities far beyond its 50% share in the Partnerships due solely to the LTV entities' defaults. It was not the contemplation of the parties, nor does applicable federal or state law permit, the occurrence of such a result.

     49. The current state of uncertainty harms both the CCC Partnership, CPC and the communities in which they operate. The Debtors' bankruptcy filing will tend to cause vendors, new customers and the skilled workforce of the Partnerships to be wary of doing business with them, and the consequences of default and foreclosure would be felt throughout the community. As stated above, the City of Cleveland has made grants and tax credits to the partnership which are jeopardized by the filing and would cause substantial economic cost to the CCC Partnership and its Partners if revoked. If BSC is called upon to cure the defaults occasioned by the Debtors' bankruptcy filing, it does not intend to do so under the current state of uncertaintyit needs to know in what manner the Partnership will continue in business, with or without the LTV entities, before making such a drastic additional commitment.

     50. Should the Debtors determine to reject their interests in the Partnerships, their rejection should be conditioned on permitting BSC to exercise its buyout rights under the Partnership Agreements. BSC would be prepared to observe the buy-out provisions of the Partnership Agreements, in order to enable LTV to realize any net value after the liabilities of the Partnerships and the damages to Bethlehem are satisfied. However, this will require the immediate termination of the

LTV entities' interests in the Partnerships in order for Bethlehem to be able to make arrangements to satisfy the Modernization Loan and other pressing obligations of the Partnerships in LTV's absence, and endeavor to mitigate the damage caused by the LTV filings.

     51. The Debtors are at risk, as is BSC, of the loss of their investment and the realization of any future value from CCC and CPC if they fail to act promptly with respect to the Partnership Operating Agreements. The detriment to the estate from setting a short time frame is minimal compared to the consequences of failing to do so. The Debtors should need little time to determine their intentions, given their extremely limited options.

III. PENDING BETHLEHEM'S EXERCISE OF ITS BUYOUT RIGHTS OR ASSUMPTION OR REJECTION, THE COURT SHOULD DIRECT THE PAYMENT OF INTERIM COSTS AS ADMINISTRATIVE EXPENSES OF THESE ESTATES

     52. Section 503 of the Bankruptcy Code provides, in relevant part:

     (a) An entity may timely file a request for payment of an administrative expense, or may tardily file such request if permitted by the court for cause.

     (b) After notice and a hearing, there shall be allowed administrative expenses, other than claims allowed under section 502(f) of this title, including-

          (1)(A) the actual, necessary costs and expenses of preserving the estate, including wages, salaries or commissions for services rendered after the commencement of the case[.]

     53. Here, the payment of costs and expenses attributable to the LTV entities under the CCC Contracts and CPC Contracts is undoubtedly necessary to preserve the value of the CCC Partnership and CPC, and therefore necessary to preserve the value of the LTV entities' interests therein. As noted above, actions against a non-debtor partnership or LLC are not stayed by the bankruptcy filing of a general partner or member. Accordingly, in order to avoid further defaults under financing and other agreements with third parties, this Court should direct the LTV entities to pay their share of all costs and expenses as they come due under the Partnership Operating Agreements, including but not limited to construction costs and principal, interest and any other amounts due under the Modernization Loan, and grant Bethlehem an administrative claim to the extent it pays such costs and expenses on behalf of LTV postpetition.

                                  CONCLUSION

     WHEREFORE, Bethlehem respectfully requests that this Court enter an order: (a) granting relief from the automatic stay to permit Bethlehem to exercise its rights under the Partnership Operating Agreements, (b) in the alternative, compelling the immediate assumption or rejection of the Partnership Operating Agreements on the terms set forth above, (c) compelling the payment of interim costs as expenses of administration, and (d) for such further and other relief the Court deems just and proper.

     (For the convenience of the Court, alternative proposed orders granting the alternative relief requested are attached hereto.)

Dated: January 11, 2001


                               STROOCK & STROOCK & LAVAN LLP
                               Lawrence M. Handelsman
                               Robin E. Keller
                               180 Maiden Lane
                               New York, New York 1003 8
                               (212) 806-5400

                                      -and-

                               PORTER WRIGHT MORRIS & ARTHUR LLP


                                 /s/ James W. Ehrman
                               -------------------------------------
                               James W. Ehrman (Regis. No. 0011006)
                               5 Euclid Avenue, Suite 1700
                               Cleveland, Ohio 44115-1483
                               (216) 443-9000

                               Co-Counsel to Bethlehem Steel Corporation,
                               Alliance Coatings Company, LLC and Ohio Steel Service Company, LLC

                                  Exhibit 1
                    (consisting of the following 4 pages)

                        UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF OHIO
                               EASTERN DIVISION

In re:                                :         Chapter 11

                                      :         Jointly Administered

LTV STEEL COMPANY, INC.,
a New Jersey corporation, et al.,     :         Case No. 00-43866 Debtors.

              Debtors                 :         Judge William T. Bodoh




         AFFIDAVIT OF JAMES J. CUNNINGHAM, JR. IN SUPPORT OF MOTION OF
            BETHLEHEM STEEL CORPORATION, ALLIANCE COATINGS COMPANY,
              LLC AND OHIO STEEL SERVICE COMPANY, LLC TO LIFT THE
          AUTOMATIC STAY, OR IN THE ALTERNATIVE, TO COMPEL ASSUMPTION
           OR REJECTION OF PARTNERSHIP OPERATING AGREEMENTS, AND FOR
                       PAYMENT OF ADMINISTRATIVE CLAIMS


STATE OF PENNSYLVANIA )
                      ) ss.:
COUNTY OF NORTHAMPTON )

          James J. Cunningham, Jr., being duly sworn, deposes and says:

          1. I am the Director of Project Finance and Debt Management for Bethlehem Steel Corporation ("BSC"), a Delaware corporation and one of the movants herein. I have been employed in that capacity by BSC since 1998, previously served as Director, Financial Planning from 1995, and prior thereto held positions in Finance and Accounting at Corporate and Business Unit locations. My current duties include oversight and management of BSC's project financings, including with respect to joint ventures and partnerships entered into by BSC or its subsidiaries. I am authorized by BSC to submit this Affidavit in Support of the Motion to Lift the Automatic Stay, or in the Alternative to Compel Assumption or Rejection of Partnership Operating Agreements and For Payment of Administrative Claims pursuant to 11 U.S.C. Sections 362(d), 365(a) and
(d)(2), and 503, and Bankruptcy Rules 4001, 6006 and 9014 (the "Motion"). Unless otherwise defined herein, all capitalized terms have the meaning ascribed to them in the Motion.

          2. 1 have been involved in the steel manufacturing industry for 33 years. As Director of Project Finance and Debt Management for BSC, I have participated in the negotiation, formation and operation of the Partnerships and related financing, and as such I am familiar, either personally or through persons under my direction, with the facts alleged in the Motion.

          3. I submit this Affidavit in support of the Motion. Except as otherwise indicated, all facts set forth in this Affidavit are based upon my personal knowledge, my review of relevant documents, or my opinion based upon my experience and knowledge of BSC's and the Partnerships' operations and financial condition. If I were called upon to testify, I could and would testify competently to the facts set forth herein and in the Motion.

          4. To the best of my knowledge, information and belief, all of the facts recited in the Motion are true and correct. Due to the LTV entities' defaults under the

Partnership Operating Agreements and bankruptcy filing, the Lender has the right to trigger the default provisions of the Modernization Loan, which will result in acceleration of the maturity thereof and could lead to foreclosure on the Facility if the relief sought in the Motion is not granted. As described in the Motion, this turn of events would have a severe negative impact on the Partnerships, the Debtors, the communities in which the Partnerships operate (including their union and non-union employees, vendors and suppliers), and Bethlehem.

          5. Within 90 days of the LTV bankruptcy filings, demand may be made on BSC to prepay a $116 million loan, and fund other costs to avoid an Event of Default on the CCC financing. BSC cannot be put in the position of funding 100% of the Partnership liabilities without receiving the full economic benefit of the Partnership assets. LTV must decide promptly whether it can cure defaults and assume all of its responsibilities going forward under the Partnerships. Barring that, the only recourse, short of a disastrous loss of value due to Partnership defaults, is to lift the stay to allow BSC to exercise buy-out and other rights under the Partnership Operating Agreements.

          6. The relief sought in the Motion will permit Bethlehem to exercise its rights under the Partnership Operating Agreements in order to negotiate with the Lender, avoid foreclosure and preserve the viability of the Facility, while also providing these estates with the benefit of their bargain under the Partnership Operating Agreements.

          7. I certify under penalty of perjury that the foregoing is true and correct.

                                 /s/ James J. Cunningham, Jr.
                               --------------------------------------------
                               James J. Cunningham, Jr.



Sworn to before me this
9th day of January, 2001

Notary Public

                 NOTARIAL SEAL
                 LYNN L DEPPE, NOTARY PUBLIC
                 CITY OF BETHLEHEM, LEHIGH COUNTY PA
                 MY COMMISSION EXPIRES DEC. 27, 2001

                                   Exhibit 2
                     (consisting of the following 3 pages)

                                   EXHIBIT 2
                                      TO
                    MOTION OF BETHLEHEM STEEL CORPORATION,
                      ALLIANCE COATINGS COMPANY, LLC AND
             OHIO STEEL SERVICE COMPANY, LLC TO LIFT THE AUTOMATIC
               STAY, OR IN THE ALTERNATIVE, TO COMPEL ASSUMPTION
               OR REJECTION OF PARTNERSHIP OPERATING AGREEMENTS,
                   AND FOR PAYMENT OF ADMINISTRATIVE CLAIMS


Partnership Documents

1. Purchase Agreement dated as of March 30, 1999 among Sumikin Coating Corp., Sumitomo Metal USA Corporation, Bethlehem Steel Corporation, Dearborn Leasing Company, and The LTV Corporation.

2. Conversion Agreement dated as of March 30, 1999 between The LTV Corporation and Bethlehem Steel Corporation.

3. Amendment dated July 22, 1999, to Purchase Agreement among Bethlehem Steel Corporation, Alliance Coatings Company, LLC, Sumikin Coating Corp., Sumitomo Metal USA Corporation, Dearborn Leasing Company and The LTV Corporation.

4. Amendment dated as of July 23, 1999, to the Purchase Agreement dated as of March 30, 1999, among Sumikin Coating Corp., Sumitomo Metal USA Corporation, Bethlehem Steel Corporation, Alliance Coatings Company, LLC, The LTV Corporation and Dearborn Leasing Company.

5. Columbus Coatings Company Amended and Restated Partnership Agreement dated July 23, 1999 between Dearborn Leasing Company and Alliance Coatings Company, LLC.

6. Hot-Dip Galvanized Steel Tolling Agreement between LTV Steel Company, Inc. and Columbus Coatings Company dated July 23, 1999.

7. Hot-Dip Galvanized Steel Tolling Agreement between Bethlehem Steel Corporation and Columbus Coatings Company dated July 23, 1999.

8. Parent Guaranty Agreement among The LTV Corporation, Bethlehem Steel Corporation and Columbus Coatings Company dated July 23, 1999.

9. Assignment and Acceptance of Assignment dated as of July 23, 1999 between Bethlehem Steel Corporation and Alliance Coatings Company, LLC.

10. Letter Agreement With Respect to Certain Employee Matter by and between The LTV Corporation and Bethlehem Steel Corporation dated July 23, 1999.

11. Amendment to Certain Columbus Coatings Company Definitive Agreements dated as of November 18, 1999.

12. Acknowledgement between The LTV Corporation and Bethlehem Steel Corporation dated November 18, 1999.


Modernization Loan Documents

13. Loan and Security Agreement dated as of November 18, 1999, between Columbus Coatings Company, as Borrower, and Columbus Steel Facility, L.L.C., as Lender.

14. Promissory Noted dated November 18, 1999, in the amount of $131,250,000 between Columbus Coatings Company, Borrower, and Columbus Steel Facility, L.L.C., Lender.

15. Guaranty as of November 18, 1999, by Bethlehem Steel Corporation in favor of Columbus Steel Facility, L.L.C.

16. Guaranty as of November 18, 1999, by Bethlehem Steel Corporation in favor of Columbus Steel Facility, L.L.C.

17. Environmental Indemnity Agreement as of November 18, 1999, by and between The LTV Corporation, Bethlehem Steel Corporation and Columbus Steel Facility, L.L.C.

18. Collateral Assignment of Agreements and Licenses dated a of November 18, 1999, by Columbus Coatings Company, Assignor, in favor of Columbus Steel Facility, L.L.C., Assignee.

19. Equipment Leasing Corporation, Heller Financial Leasing; Inc., Boeing Capital Corporation, and Columbus Coatings Company.

Sale/Leaseback Documents (Negotiated as forms and attached as exhibits to the
                         Loan and Security Agreement, document # 12, above)

20. Form of Facility Lease Between Columbus Steel Facility, L.L.C., Lessor and Columbus Coatings Company, Lessee, dated as of -----------, -------, -------.

21. Form of Ground Lease Between Columbus Coatings Company, Lessor, and Columbus Steel Facility, L.L.C., Lessee, dated as of -------.

22. Form of Tax Indemnity Agreement dated as of ---------- between Columbus Steel Facility, L.L.C., Lessor and Columbus Coatings Company, Lessee.

23. Form of Guaranty made as of the [ ] day of -------, -----, by [The LTV -- Corporation] [Bethlehem Steel Corporation], Guarantor, in favor of Columbus Steel Facility, L.L.C., Lessor.

24. Form of Sublease as of the day of -------, by and between Columbus Steel Facility, L.L.C., Sublessor and Columbus Coatings Company, Sublessee.

25. Form of Assignment and Assumption of Permits made as of -------, -----by and between Columbus Coatings Company and Columbus Steel Facility, L.L.C.

26. Form of Deed and Bill of Sale between Columbus Coatings Company as Grantor ------- and as Grantee.


CPC Documents

27. Operating Agreement of Columbus Processing Company LLC between LTVColumbus Processing, Inc. and Ohio Steel Services Company, LLC dated as of July 27, 1999.

                                   Exhibit 3
                     (consisting of the following 4 pages)

          Factors Leading to the Present Chapter 11 Filings

          26. In recent years, as described above, LTV has made significant strides in implementing and realizing the goals established in its strategic business plan. Nonetheless, the Debtors have been adversely affected by the weakness of the domestic steel market over the past two years and the unanticipated and precipitous decline in the market price of steel in the latter half of 2000, caused primarily by the improper dumping of cheaper imported steel in the U.S. marketplace and a general overcapacity in worldwide steel production. These industry wide problems, coupled with the Debtors' increased debt load following the VP Acquisition and the Copperweld Acquisition, significant retiree and other trailing liabilities, a softening U.S. economy and underperforming operations in certain joint ventures, have substantially diminished the Debtors' liquidity, adversely impacted operations and undermined their ability to complete asset sales and implement other strategic business initiatives in the short term. With no viable alternatives available, the Debtors have determined that the commencement of chapter 11 cases is necessary to preserve the value of their assets and complete the restructuring of their business operations and outstanding indebtedness under the Bankruptcy Code. The various factors leading to the commencement of these cases are described in greater detail below.

          27. Foreign Competition and Unfair Trade Cases. LTV and other domestic steel producers face significant and intense competition from foreign steel producers. The intensity of foreign competition is affected by the relative strength of foreign economies and fluctuations in the value of the U.S. dollar against foreign currencies. Moreover, with worldwide overcapacity growing at alarming rates, many steel producing nations require additional markets to sell steel products. Because the United States is one of the world's largest consumers steel-related products, is a relatively open market and has a domestic undercapacity of steel production, many foreign producers have targeted the United States as a market for their products.

          28. In 1998, due in significant part to the softening of the Asian economies and the ongoing difficulties experienced by the emerging Russian economy, imports of flat-rolled steel products surged to record levels, accounting for approximately 30% of total domestic consumption. As a result of this so-called "Asian crisis," (a) the average domestic price of flat-rolled steel plummeted by approximately $100 to $150 per ton (representing a drop of more than 25%) and (b) the steel industry experienced a wave of layoffs and bankruptcies. To address this growing problem, LTV joined several other domestic steel producers in filing unfair trade cases against dumped or subsidized imports of (a) cold-rolled steel products from a number of countries, including Argentina, Brazil, China, Indonesia, Japan, Russia and South Africa; and (b) hot-rolled steel products from Brazil, Japan and Russia. In 1999, following the issuance of final dumping determinations by the United States Department of Commerce ("DOC") in the hot-rolled steel cases, the level of imports of flat-rolled steel products receded and domestic market prices substantially rebounded by the beginning of 2000.

          29. Since the issuance of the DOC's final dumping determination in 1999, two significant adverse events have occurred. First, the International Trade Commission made a final determination that imports of cold-rolled steel products from certain countries did not cause or threaten to cause injury to domestic steel producers. The domestic steel producers have filed an appeal of this decision. Second, a number of steel producers in countries that were not subject to the unfair trade cases filed in 1998 and 1999 or any related antidumping or countervailing duties began increasing the volume of their flat-rolled steel products imported to the United States. As a result of these events, by the fourth quarter of 2000, the level of imports of flat-rolled steel products again surged to record levels. ----- ------

          30. On November 13, 2000, LTV joined other domestic steel producers in filing unfair trade cases against dumped or subsidized imports of hot-rolled steel products from 1 I countries, including Argentina, China, India, Indonesia, Romania, South Africa and Ukraine. It is estimated that unfairly traded imports of hot-rolled steel products from these countries have increased by over 111 % during the past year and, as a result, hot-rolled steel prices have declined by approximately 47% during the past six months. These additional unfair trade cases - as well as certain industry-wide legislative initiatives to address the dumping of foreign steel products -remain pending.

          31. Inventory Surplus and Softening Economy- In addition to the increase in foreign steel imports, domestic steel prices have been adversely affected by a surplus of inventory currently held by consumers and steel service centers. Because the current decfine m steel prices was not forecasted, the majority of consumers and steel service centers increased their inventory of flat-rolled steel products as steel prices were rebounding in late 1999 and early 2000. In light of the recent drop in steel prices, consumers and steel service centers now are experiencing difficulty offloading their higher-priced steel inventory. Consequently, the intake by consumers and steel service centers has slowed as they try to correct their inventory levels.

          32. Moreover, as the economy has softened during the latter half of 2000, many industries, including the automotive and appliance industries, have slowed production of consumer-end products. During fiscal year 1999, the automotive and appliance industries were among the LTV Companies' largest customers in the Integrated Steel business segment, with the automotive industry representing approximately 30% of all integrated steel shipments. As the softening economy impacts the production levels of hard goods by these and other industries, their need for steel-related products is anticipated to remain at lower levels. Current economic conditions thus have caused (a) a reduction in tonnage of integrated steel needed by certain of the LTV Companies' largest customers; and (b) in the short term, a decrease in purchase orders and deliveries in the fourth quarter of 2000.

          33. Precipitous Decline in Steel Prices During the Fourth Quarter of 2000. As a result of the recent surge in imports of flat-rolled steel products, the inventory correction being undertaken by consumers and steel service centers and a general slowing in the economy during the last two quarters of 2000, the market price of flat-rolled steel products is declining at a record pace. For example, the average market price of commodity hot-rolled steel products has dropped from approximately $330 per ton in the first quarter of 2000 to approximately $270 per ton in September 2000 and less than $220 per ton in December 2000. Likewise, the average market price of commodity cold-rolled steel products has dropped in a similar manner.

          34. Although the market for steel products has experienced significant challenges and market fluctuations during the past two years, the convergence of events described above has led to a sudden and steep drop in steel prices and the dissipation of market demand since September 2000 at a pace that was not forecast by industry analysts and not anticipated by LTV. Moreover, these adverse trends have accelerated in recent months.

          35. Adverse Impact on Business Operations. Because neither LTV nor the steel industry in general anticipated the severity or rapidity of the current decline in steel prices and market demand, the Debtors' business strategy did not account for such a decline, and the resulting losses from ongoing operations have severely and adversely affected the Debtors' liquidity and cash flow.

                        UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO
                               EASTERN DIVISION

In re:                                :         Chapter 11

                                      :         Jointly Administered

LTV STEEL COMPANY, INC.,
a New Jersey corporation, et al.,
                          -- ---
                                      :         Case No. 00-43866 Debtors.

           Debtors,                   :         Judge William T. Bodoh

                   ORDER GRANTING MOTION OF BETHLEHEM STEEL
             CORPORATION, ALLIANCE COATINGS COMPANY, LLC AND OHIO
            STEEL SERVICE COMPANY, LLC TO LIFT THE AUTOMATIC STAY,
                OR IN THE ALTERNATIVE, TO COMPEL ASSUMPTION OR
              REJECTION OF PARTNERSHIP OPERATING AGREEMENTS, AND
                     FOR PAYMENT OF ADMINISTRATIVE CLAIMS

     Upon the Motion of Bethlehem Steel Corporation, Alliance Coatings Company, LLC, and Ohio Steel Service Company, LLC ("Movants") to Lift the Automatic Stay, or in the Alternative to Compel Assumption or Rejection of Partnership Operating Agreements, and for Payment of Administrative Claims, dated January 11, 2001 (the "Motion"), and after due and sufficient notice and opportunity for hearing, and no objections having been filed to the Motion or any objections having been withdrawn or overruled, and sufficient cause appearing therefore, it is hereby

     ORDERED, that the Motion is granted as set forth herein; and it is further 1os6oo3vio

     ORDERED, that capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion; and it is further

     ORDERED, that the automatic stay in the above-captioned cases is hereby lifted to permit Bethlehem to send such notices and to take such further acts as are necessary to exercise its rights under the Partnership Operating Agreements; including, without limitation, its rights under Section 17.05 of the CCC Partnership Agreement; and it is further

     ORDERED, that the Debtors shall pay interim costs for which they become liable as administrative expenses of these estates.

Dated: Youngstown, Ohio
       January --, 2001

                               -----------------------------------------
                               United States Bankruptcy Judge

                        UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO
                               EASTERN DIVISION

In re:                                :         Chapter 11

                                      :         Jointly Administered

LTV STEEL COMPANY, INC.,
a New Jersey corporation, et al.,
                          -- ---
                                      :         Case No. 00-43866 Debtors.

              Debtors,                :         Judge William T. Bodoh


              ALTERNATE ORDER GRANTING MOTION OF BETHLEHEM STEEL
                CORPORATION, ALLIANCE COATINGS COMPANY, LLC AND
        OHIO STEEL SERVICE COMPANY, LLC TO LIFT THE AUTOMATIC STAY, OR
     IN THE ALTERNATIVE, TO COMPEL ASSUMPTION OR REJECTION OF PARTNERSHIP
                           OPERATING AGREEMENTS, AND
                     FOR PAYMENT OF ADMINISTRATIVE CLAIMS

     Upon the Motion of Bethlehem Steel Corporation, Alliance Coatings Company, LLC, and Ohio Steel Service Company, LLC ("Movants") to Lift the Automatic Stay, or in the Alternative to Compel Assumption or Rejection of Partnership Operating Agreements, and for Payment of Administrative Claims, dated January 11, 2001 (the "Motion"), and after due and sufficient notice and opportunity for hearing, and no objections having been filed to the Motion or any objections having been withdrawn or overruled, and sufficient cause appearing therefore, it is hereby

     ORDERED, that the Motion is granted as set forth herein; and it is further

     ORDERED, that capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion; and it is further

     ORDERED, that the above-captioned debtors ("Debtors"), are directed to assume or reject the Partnership Operating Agreements on or before , 2001; and it is further

     ORDERED, that if the Debtors do not assume the Partnership Operating Agreements by such date, the Partnership Operating Agreements shall be deemed rejected as of the Filing Date; and it is further

     ORDERED, that in the event the Partnership Operating Agreements are rejected or deemed rejected, the automatic stay shall be lifted without further order of this Court to permit Bethlehem to send such notices and to take such further acts as are necessary to exercise its rights under the Partnership Operating Agreements; including, without limitation, its rights under Section 17.05 of the CCC Partnership Agreement; and it is further

     ORDERED, that in the event the Debtors seek to assume the Partnership Operating Agreements, the Debtors shall, prior to the hearing on such assumption motion, provide Bethlehem with evidence of their ability to satisfy the requirements of 11 U.S.C. ss.365(b); and it is further

     ORDERED, that pending assumption or rejection of the foregoing agreements, the Debtors shall pay interim costs for which they become liable as administrative expenses of these estates.


Dated: Youngstown, Ohio
       January , 2001
                                          ------------------------------
                                          United States Bankruptcy Judge

                            CERTIFICATE OF SERVICE

     I hereby certify that I caused a copy of the foregoing Motion to be served on each of the following by placing a copy thereof in the regular United States mail, first class postage prepaid, addressed as indicated, this 11 th day of January, 2001:

David G. Heiman, Esq.                     Donald M. Robiner, Esq.
Richard M. Cieri, Esq.                    United States Trustee for Region 9
JONES, DAY, REAVIS & POGUE                BP America Building, 20th Floor
North Point                               200 Public Square, Suite 3300
901 Lakeside Avenue                       Cleveland, Ohio 44114-2301
Cleveland, OH 44114-1190
Counsel for the Debtors                   The Chase Manhattan Bank
                                          Attn: Jim Ramage
The Chase Manhattan Bank                  270 Park Avenue
Attn: James P. Freeman                    New York, NY 10017-2070
450 West 33`d Street, 15th Floor          Administrative agent for the
New York, NY 10001-2697                   prepetition secured lenders
Administrative agent for the prepetition secured lenders

and the Members of the Official Committee of Unsecured Creditors at the addresses set forth in the attached schedule.


                                            /s/ James W. Ehrman
                                          ------------------------------
                                          James W. Ehrman, Esq.

                        UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO


In Re:                                  )
                                        )
LTV STEEL COMPANY, INC.                 )       Case No. 00-4,3866
a New Jersey Corporation                )
                                        )       Chapter 11
                                        )
                          Debtors)      )       Judge William T. Bodoh

            AMENDED APPOINTMENT OF COMMITTEE OF UNSECURED CREDITORS

Pursuant to section 1102(a) of the Bankruptcy Code, the following. creditors of the above-named debtor,, being among those holding the largest unsecured claims and who are willing to serve, are appointed to the committee of unsecured creditors:

UNITED STEELWORKERS                       SHILOH INDUSTRIES, INC.
OF AMERICA                                c/o Mark S. Waxman
c/o David Jury                            5389 W. 130" Street
5 Gateway Center                          Cleveland, OH 44130
Pittsburgh, PA. 15222                     (216) 898-4295
(412)562-2545
                                          CLEVELAND-CLIFFS, INC.
CITIZENS GAS & COKE UTILITY               c/o William R. Calfee
c/o Stephen F. Shay                       1100 Superior Avenue
2020 N. Meridian Street                   Cleveland, OH 44114-2589
Indianapolis, IN 46202                    (216) 694-5547
(317) 264-8802
                                          PENSION BENEFIT
ROLL COATER, INC.                         GUARANTY CORPORATION
c/o A.R. Sales                            c/o Ajit Gadre
8440 Woodfield Crossing                   1200 K Street NW
Building 2, Suite 400                     Washington, DC 20005-4026
Indianapolis, IN 46240 '                  (202) 326-4070 ext. 3655
(317)467-6470
(Temporary Chairperson)                   KOPPERS INDUSTRIES
                                          c/o Donald Davis
OMNISOURCE CORPORATION                    436 Seventh Avenue
c/o Julie Schultz                         Pittsburgh, PA 15219
1610 North Clinton Street                 (412) 227-2577
Fort Wayne, IN 46808
(219) 423-8542                            MARBLEHEAD LIME, INC.
                                          c/o Suzanne E. Ritzler
                                          390 E. Joe Orr Road
                                          Chicago Heights, IL 60411
                                          (708) 757-1240

BEARING SERVICE COMPANY                   THE INTERLAKE
OF PENNSYLVANIA                           STEAMSHIP COMPANY
c/o William Banks                         c/o John B. Hopkins
RIDC Industrial Park                      4199 Kinross Lakes Parkway
630 Alpha Drive                           Richfield, OH 44286
Pittsburgh, PA 15238                      (330) 659-1402
(412) 963-7710
                                          Respectfully Submitted,


                                          DONALD M.ROBINER
                                          United States Trustee
                                          Ohio/Michigan Region 9

                                            /s/ Donald M. Robiner
                                          ------------------------------


                                          Date:     January 8. 2001
                                             ---------------------------


                                          cc:    Committee Members
                                                 Attorney for Debtor(s)





                                       2